EXHIBIT I



      GPU, Inc. ("GPU"), 300 Madison Avenue, Morristown, NJ, a holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act" or "Act"), has filed a declaration seeking authority to solicit the proxies from the holders of common stock of GPU.

      GPU and FirstEnergy ("FirstEnergy"), an Ohio corporation and exempt holding company, have entered into an Agreement and Plan of Merger dated as of August 8, 2000 (the "Merger Agreement"). The proposed combination is further described in the registration statement on Form S-4 filed by FirstEnergy under the Securities Act of 1933, as amended (SEC Registration No. 333-46444).

      GPU and FirstEnergy will each convene a meeting of their shareholders for the purpose of obtaining required shareholder approvals relating to the merger. GPU will seek to obtain approval of the merger by the affirmative vote of the holders of a majority of its shares of common stock cast; the affirmative vote of a majority of the outstanding shares of FirstEnergy's common stock is required to approve the merger.

      The filing and amendments thereto are available for public inspection through the commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by , to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve service (by affidavit or, in case of an attorney-at-law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the declaration, as filed or as it may be amended, may be permitted to become effective.

      For the Commission, by the Division of Investment Management, pursuant to delegated authority.

                                          Jonathan G. Katz
                                          Secretary